EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES REPORTS SECOND QUARTER RESULTS;
REAFFIRMS EARNINGS OUTLOOK FOR FISCAL YEAR 2008

Bensalem, PA, August 22, 2007 – Charming Shoppes, Inc. (NASDAQ:CHRS) a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today reported sales and earnings for the second quarter ended August 4, 2007.  The Company has also reaffirmed its earnings outlook for the fiscal year ending February 2, 2008.

Three Months Ended August 4, 2007
For the three months ended August 4, 2007, net income was $18.3 million, or $0.14 per diluted share, compared to net income of $32.6 million or $0.24 per diluted share for the three months ended July 29, 2006.   The prior year’s results included pre-opening operating expenses of approximately $5.6 million pre tax, ($3.6 million after tax or $0.03 per diluted share) related to the Company’s opening of 76 Lane Bryant Outlet™ stores during the quarter ended July 29, 2006. The year over year decline in net income is primarily attributable to negative expense leverage and a decline in gross margins on lower than planned sales.  During the quarter, the Company experienced downward trending store traffic levels at each of its brands, and as a result, the Company experienced a lower sell-through of spring and summer merchandise. Additionally, the Company experienced lower sales in its apparel-related catalogs.  In response, the Company was more aggressive in clearing seasonal inventory, leading to deeper than planned markdowns.

Net sales for the three months ended August 4, 2007 increased 1% to $770.9 million, compared to net sales of $763.4 million for the three months ended July 29, 2006.  Net sales for the Company’s Retail Stores segment were $686.5 million during the three months ended August 4, 2007, compared to $669.8 million during the three months ended July 29, 2006.  This increase of 2% was driven by the addition of the outlet business, as well as net sales increases at each of the Company’s retail brands related e-commerce businesses.  Consolidated comparable store sales for the Company’s Retail Stores segment decreased 3% during the three months ended August 4, 2007, compared to a 2% increase during the three months ended July 29, 2006.  Net sales for the Company’s Direct-to-Consumer segment were $81.7 million during the three months ended August 4, 2007, compared to $92.3 million during the three months ended July 29, 2006, a decrease of 12%.  The decline in sales is primarily attributable to a decline in response rates from the Direct-to-Consumer core customer mailing list.

In response to lower than planned performance during its second quarter, the Company is reducing expenses and managing to lower inventory levels for the second half of the year.   Additionally, the Company has reassessed capital spending plans, and has decreased the current year’s capital budget by approximately $12 - $15 million through the reduction of certain store development and infrastructure projects during the remainder of the year.

Commenting on the Company’s performance, Dorrit J. Bern, Chairman, Chief Executive Officer and President of Charming Shoppes, Inc., said, “Our performance during our second quarter was disappointing, as we experienced downward trending traffic in each of our retail brands, as well as declining response rates in our direct-to-consumer business.  Throughout our industry, consumers’ disposable income levels are being challenged, and she has become more selective in her buying decisions; as a result, we are approaching the fall season cautiously.  We are, however, pleased to be launching two new product and marketing initiatives for our fall season at Lane Bryant and Fashion Bug, which we believe our customers will find very compelling.  These initiatives will allow us to be better positioned to improve traffic and sales trends during the second half of this year.

“Our Right Fit by Lane BryantTM product launch is the culmination of one of the most extensive sizing studies conducted by a major retailer. Our advertising campaign, which supports our launch of new core denim and career pant assortments using this new fit technology, began last week at our Lane Bryant brand.  Additionally, our Fashion Bug brand has signed a licensing agreement for the exclusive use of the Gitano® brand name, with product arriving at our stores throughout the third quarter.  Our Gitano product includes fashionable casual merchandise offerings in Plus and Misses Sportswear, as well as in Footwear.  In early September, our marketing campaign for Fashion Bug’s offering of Gitano® fashion apparel kicks off.  We will introduce these exciting Plus and Misses Sportswear assortments to our consumer through magazine, cable and direct mail.

“Finally, we continue to make progress in strengthening and supporting our Direct-to-Consumer management team, which is resulting in improved visual creative and merchandise offerings for a number of our fall catalog titles.  We expect these changes to lead to a moderation of our down trending catalog sales results for the second half of this year.  Additionally, we are finalizing our preparations for the launch of our Lane Bryant catalog, which is scheduled for in-home delivery in November 2007.”

Six Months Ended August 4, 2007
For the six months ended August 4, 2007, net income was $44.6 million, or $0.35 per diluted share, compared to net income of $64.6 million or $0.48 per diluted share for the six months ended July 29, 2006.  The year over year decline in net income is primarily attributable to negative expense leverage and a decline in gross margins on lower than planned sales.  Additionally, the Company experienced lower sales in its apparel-related catalogs.  In response, the Company was more aggressive in clearing seasonal inventory, leading to deeper than planned markdowns.

Net sales for the six months ended August 4, 2007 increased 4% to $1.556 billion, compared to net sales of $1.498 billion for the six months ended July 29, 2006.  Net sales for the Company’s Retail Stores segment were $1.372 billion during the six months ended August 4, 2007, compared to $1.297 billion during the three months ended July 29, 2006.  This increase of 6% was driven by the addition of the outlet business, as well as net sales increases at each of the Company’s retail brands related              e-commerce businesses.  Consolidated comparable store sales for the Company’s Retail Stores segment decreased 2% during the six months ended August 4, 2007, compared to a 1% increase during the six months ended July 29, 2006.  Net sales for the Company’s Direct-to-Consumer segment were $180.1 million during the six months ended August 4, 2007, compared to $199.8 million during the six months ended July 29, 2006, a decrease of 10%.  The decline in sales is primarily attributable to a decline in response rates from the Direct-to-Consumer core customer mailing list.

Comparable store sales by retail store brand for the three and six months ended August 4, 2007, were:

	Three Months	Six Months
	Ended August 4, 2007	Ended August 4, 2007
Lane Bryant Stores	-5%	-3%
Fashion Bug Stores	-1%	-1%
Catherines Stores	-2%	1%
Consolidated Retail Store Brands	-3%	-2%

Commenting on the Company’s share repurchase plan, Bern said, “We have been active under our share repurchase program, and repurchased 1.7 million shares during our second quarter.  We have accelerated the pace of our repurchases, and following the end of our second quarter, we repurchased an additional 4 million shares.  Year to date, we have repurchased approximately 16 million shares.  Approximately $40 million remains available to fund repurchases under our current program, which we expect will be completed during the remainder of the current fiscal year.”

Outlook for the Third Quarter ending November 3, 2007
For the third quarter ending November 3, 2007, the Company has projected diluted earnings per share in the range of $0.11 - $0.13.  This projection assumes total sales in the range of $700 to $705 million, a moderation in the decline in sales from the Company’s apparel-related catalogs, and flat consolidated comparable store sales for the Company’s Retail Stores segment, compared to a 1% comparable store sales increase in the corresponding period of the prior year. For the corresponding period ended October 28, 2006, diluted earnings per share were $0.15.

Reaffirmed Outlook for Fiscal Year 2008
For the fiscal year ending February 2, 2008, the Company has reaffirmed projections for diluted earnings per share in the range of $0.65 - $0.68, compared to diluted earnings per share of $0.81 for the corresponding period ended February 3, 2007. The Company's Fiscal Year 2008 projection includes an initial investment of approximately $10 million pretax ($6.4 million after tax, or $0.05 per diluted share) related to the launch of the Lane Bryant catalog during the fourth quarter of Fiscal Year 2008. The Company's projection also includes net sales in the range of $3.10 to $3.15 billion, compared to net sales of $3.07 billion for the 53-week period ended February 3, 2007. The Company's projection assumes low single-digit percentage decreases in consolidated comparable store sales for the Company's Retail Stores segment, compared to a 1% consolidated comparable store sales increase in the prior year.

Charming Shoppes, Inc. will host its second quarter earnings conference call today at 9:15 am Eastern time.  To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.  The conference call will also be simulcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives.  The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

This press release, a transcript of prepared conference call remarks, and certain other financial and statistical information will be available, prior to today’s conference call, on the Company’s corporate website, at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives. An audio rebroadcast of the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives, following the live conference.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material.  It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission.  Accessing this call or the rebroadcast constitutes consent to these terms and conditions.  Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

At August 4, 2007, Charming Shoppes, Inc. operated 2,411 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET™, and PETITE SOPHISTICATE OUTLET™.  During the six months ended August 4, 2007 the Company opened 55, relocated 34, and closed 22 retail stores.  The Company ended the period with 1,006 Fashion Bug and Fashion Bug Plus stores, 893 Lane Bryant and Lane Bryant Outlet stores, 466 Catherines stores, and 46 Petite Sophisticate Outlet stores, comprising approximately 16,079,000 square feet of leased space. Apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders:  Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's.  Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This press release contains and the Company’s conference call will contain certain forward-looking statements concerning the Company's operations, performance, and financial condition.  Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to implement the Company’s business plan for increased profitability and growth in the Company’s retail stores and direct-to-consumer segments, the failure to successfully implement the Company’s expansion of Cacique through new store formats, the failure to successfully implement the Company’s integration of operations of, and the business plan for, Crosstown Traders, Inc., including the Lane Bryant catalog, the failure to secure adequate financing, adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company’s centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and other Company filings with the Securities and Exchange Commission.  Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(Unaudited)

		2nd Quarter		2nd Quarter
		Ended		Ended
	Percent	August 4,	Percent	July 29,	Percent
(in thousands, except per share amounts)	Change	2007 (b)	of Sales (a)	2006 (b) (c)	of Sales (a)

Net sales	1.0	$770,925	100.0	$763,353	100.0

Cost of goods sold, buying, catalog and occupancy	3.1	551,332	71.5	534,599	70.0
Selling, general, and administrative	8.3	191,269	24.8	176,586	23.1
Total operating expenses	4.4	742,601	96.3	711,185	93.2

Income from operations	(45.7)	28,324	3.7	52,168	6.8

Other income, principally interest	31.6	3,771	0.5	2,866	0.4
Interest expense	(26.1)	(2,818)	(0.4)	(3,811)	(0.5)

Income before income taxes	(42.8)	29,277	3.8	51,223	6.7
Income tax provision	(41.1)	10,998	1.4	18,660	2.4
Net income	(43.9)	$18,279	2.4	$32,563	4.3

Basic net income per share		$0.15		$0.27
Weighted average shares outstanding		123,865		122,125

Net income per share, assuming dilution		$0.14		$0.24
Weighted average shares and equivalents outstanding		130,236		139,354

(a) Results do not add due to rounding.

(b) Includes results from Outlet stores, which began operations in July 2006.

(c) Certain 2006 amounts have been reclassified to conform with current-year presentation.

		Six Months		Six Months
		Ended		Ended
	Percent	August 4,	Percent	July 29,	Percent
(in thousands, except per share amounts)	Change	2007 (b)	of Sales (a)	2006 (b) (c)	of Sales (a)

Net sales	3.8	$1,555,637	100.0	$1,498,275	100.0

Cost of goods sold, buying, catalog and occupancy	6.0	1,097,529	70.6	1,035,672	69.1
Selling, general, and administrative	8.1	386,889	24.9	358,033	23.9
Total operating expenses	6.5	1,484,418	95.4	1,393,705	93.0

Income from operations	(31.9)	71,219	4.6	104,570	7.0

Other income, principally interest	15.6	5,101	0.3	4,414	0.3
Interest expense	(23.4)	(6,081)	(0.4)	(7,935)	(0.5)

Income before income taxes	(30.5)	70,239	4.5	101,049	6.7
Income tax provision	(29.5)	25,662	1.6	36,425	2.4
Net income	(31.0)	$44,577	2.9	$64,624	4.3

Basic net income per share		$0.36		$0.53
Weighted average shares outstanding		123,434		121,969

Net income per share, assuming dilution		$0.35		$0.48
Weighted average shares and equivalents outstanding		135,087		139,391

(a) Results do not add due to rounding.

(b) Includes results from Outlet stores, which began operations in July 2006.

(c) Certain 2006 amounts have been reclassified to conform with current-year presentation.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	August 4,	February 3,
(In thousands, except share amounts)	2007	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$233,274	$143,838
Available-for-sale securities	26,648	1,997
Accounts receivable, net of allowances of $1,575 and $5,083	3,109	33,366
Investment in asset-backed securities	64,846	60,643
Merchandise inventories	405,633	429,433
Deferred advertising	16,441	21,707
Deferred taxes	5,573	4,469
Prepayments and other	131,914	145,385
Total current assets	887,438	840,838

Property, equipment, and leasehold improvements – at cost	1,064,424	996,430
Less accumulated depreciation and amortization	612,824	573,984
Net property, equipment, and leasehold improvements	451,600	422,446

Trademarks and other intangible assets	247,990	249,490
Goodwill	153,370	153,370
Other assets	101,021	44,798
Total assets	$1,841,419	$1,710,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$165,299	$178,629
Accrued expenses	191,722	190,702
Current portion – long-term debt	10,035	10,887
Total current liabilities	367,056	380,218

Deferred taxes	57,693	57,340
Other non-current liabilities	151,233	144,722
Long-term debt	306,227	181,124

Stockholders’ equity
Common Stock $.10 par value:
Authorized – 300,000,000 shares
Issued – 151,281,918 shares and 135,762,531 shares	15,128	13,576
Additional paid-in capital	405,114	285,159
Treasury stock at cost – 24,247,572 shares and 12,265,993 shares	(233,552)	(84,136)
Accumulated other comprehensive income	3	1
Retained earnings	772,517	732,938
Total stockholders’ equity	959,210	947,538
Total liabilities and stockholders’ equity	$1,841,419	$1,710,942

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

Amounts are preliminary and subject to reclassifications and adjustments.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twenty-six Weeks Ended
	August 4,	July 29,
(In thousands)	2007	2006

Operating activities
Net income	$44,577	$64,624
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	46,256	45,129
Deferred income taxes	350	1,290
Stock-based compensation	7,760	5,015
Excess tax benefits related to stock-based compensation	(780)	(2,516)
Net loss from disposition of capital assets	1,191	139
Net gain from securitization activities	(1,006)	(451)
Changes in operating assets and liabilities
Accounts receivable, net	30,257	35,458
Merchandise inventories	23,800	(5,124)
Accounts payable	(13,330)	40,423
Deferred advertising	5,266	4,511
Prepayments and other	12,501	(10,888)
Income taxes payable	0	9,301
Accrued expenses and other	6,690	(11,273)
Net cash provided by operating activities	163,532	175,638

Investing activities
Investment in capital assets	(74,016)	(54,971)
Gross purchases of securities	(30,422)	(17,127)
Proceeds from sales of securities	2,579	17,828
Increase in other assets	(49,285)	(7,719)
Net cash used by investing activities	(151,144)	(61,989)

Financing activities
Proceeds from short-term borrowings	7,395	131,410
Repayments of short-term borrowings	(7,395)	(161,410)
Proceeds from issuance of senior convertible notes	275,790	0
Repayments of long-term borrowings	(5,968)	(7,600)
Payments of deferred financing costs	(7,541)	0
Excess tax benefits related to stock-based compensation	780	2,516
Purchase of hedge on senior convertible notes	(90,475)	0
Sale of common stock warrants	53,955	0
Purchases of treasury stock	(149,416)	0
Net proceeds/(payments) from shares issued under employee stock plans	(77)	3,122
Net cash provided/(used) by financing activities	77,048	(31,962)

Increase in cash and cash equivalents	89,436	81,687
Cash and cash equivalents, beginning of period	143,838	130,132
Cash and cash equivalents, end of period	$233,274	$211,819

Non-cash financing and investing activities
Common stock issued on conversion of debentures	149,654	0
Equipment acquired through capital leases	$4,137	0

Amounts are preliminary and subject to reclassifications and adjustments.